EXHIBIT 5.4(c)

                   MGM INVESTOR REPRESENTATION AGREEMENT


     As a condition to LIVE ENTERTAINMENT INC., a Delaware corporation ("LIVE"), CAROLCO ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of LIVE ("CAC"), and CAROLCO PICTURES INC., a Delaware corporation ("Carolco"), entering into an Agreement and Plan of Merger dated as of August , 1994 (the "Merger Agreement"), the undersigned Carolco shareholder ("Significant Shareholder") hereby enters into this Investor Representation Agreement (this "Agreement").

     WHEREAS, pursuant to the Merger Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), CAC will merge with and into Carolco with Carolco surviving (the "Merger") and, pursuant to the Merger, (i) the issued and outstanding shares of common stock, par value $.01 per share, of Carolco ("Carolco Common Stock") shall be converted into, and become exchangeable for, shares of common stock, $.01 par value per share, of LIVE ("LIVE Common Stock") as set forth in the Merger Agreement; and (ii) each issued and outstanding share of Series A Convertible Preferred Stock of Carolco ("Carolco Series A Preferred Stock") shall be converted into, and become exchangeable for, one share of Series D Convertible Preferred Stock of LIVE, par value $1.00 ("LIVE Series D Preferred Stock"); and

     WHEREAS, Carolco, LIVE, and CAC are willing to consummate the Merger only if such transaction will qualify as a tax free transaction under the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, THE SIGNIFICANT SHAREHOLDER AGREES AS FOLLOWS:

     A. The Significant Shareholder represents to LIVE and Carolco as follows:

          1. The Significant Shareholder represents that as of the date hereof it (a) is the record and beneficial owner of (x) no shares of Carolco Common Stock and 30,000 of Carolco Series A Preferred Stock (collectively, the "Carolco Shares") and (y) no shares of LIVE Common Stock and no shares of Series C Convertible Preferred Stock of LIVE, par value $1.00 per share (collectively, the "LIVE Shares") and (b) has the power to vote or consent as to matters concerning the Carolco Shares.

          2. The Significant Shareholder (a) represents that, as of the date hereof, it has no plan or intention to, and (b) agrees that, prior to the Effective Date as defined in Section 1.2 of the Merger Agreement, it will not form a plan or intention or enter into an arrangement to sell, transfer or otherwise dispose of any of the shares of LIVE Common Stock and/or LIVE Series D Preferred Stock to be received in the Merger by the Significant Shareholder.

     B.   The Significant Shareholder agrees as follows:

          1. On or prior to the Effective Date, it will not sell, transfer or otherwise dispose of any of its shares of Carolco Common Stock or Carolco Series A Preferred Stock.

          2. Until the Effective Date, it will not grant a proxy with respect to, or otherwise encumber, any of its Carolco Shares, nor will
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     it  acquire  any  additional  Carolco Shares  unless  the  Significant
     Shareholder executes an amendment whereby such additional shares become subject to this Agreement. The Significant Shareholder agrees that until the Effective Date it will not (i) deposit any Carolco Shares into any voting trust or similar arrangement, (ii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or (iii) take any
     action  inconsistent  with  any of  the  foregoing.    The Significant
     Shareholder further agrees that, subject to its receipt of the Prospectus and Joint Proxy Statement pursuant to which Carolco and LIVE propose to solicit proxies from their respective shareholders in connection with the Merger and the transactions contemplated thereby (the "Prospectus"), it will vote all of the Carolco Shares in favor of the Merger and the transactions contemplated hereby.

          3.   The Significant  Shareholder consents  to disclosure  in the
     Prospectus  of  its  intention   to  vote  for  the  Merger   and  the
     transactions contemplated in the Merger Agreement.

          4. The Significant Shareholder agrees to proceed with the proposed transactions on a prompt basis and to use its reasonable best efforts to prepare all documentation, obtain all necessary consents, authorizations, approvals and waivers required in connection with the consummation of the Merger (including any filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to such Significant Shareholder) and take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law, including, but not limited to, executing the Carolco Entertainment Registration Rights Agreement attached to the Merger Agreement as Exhibit 9.10 (the "Carolco Entertainment Registration Rights Agreement").

          5. The Significant Shareholder accepts and agrees to the terms of the Carolco Entertainment Registration Rights Agreement and agrees that such agreement shall supersede and replace all registration rights existing as of the Effective Date with respect to all Carolco securities owned by it as of the Effective Date.

     C. This Agreement will terminate upon the earlier to occur of (i) the Effective Date (other than with regard to Paragraph A.2 of this Agreement) and (ii) the termination of the Merger Agreement pursuant to the terms of Section 11.1 thereof, but in no event later than December 31, 1994 unless an extension of such date is agreed to by the Significant Shareholder.

     D. In the event of a waiver by Carolco of any material condition, covenant or breach, or in the event of an amendment of any material term, of the Merger Agreement without the consent of the Significant Shareholder, then the Significant Shareholder shall be entitled to rescind this Agreement within five (5) business days of receipt of notice of such waiver or amendment.

     IN WITNESS WHEREOF, the  undersigned has duly executed this  Agreement
on August   , 1994.


                                MGM HOLDINGS CORPORATION



                                By:   _____________________
                                      Name:
                                      Its:


Agreed to and accepted as of
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the date first written above:

CAROLCO PICTURES INC.



By:____________________________
   Name:
   Its: